WEISBERG, MOLE, KRANTZ & GOLDFARB, LLP	17 West John Street
Certified Public Accountants	Hicksville, NY 11801
Telephone: 516-933-3800
Telefax: 516-933-1060

April 10, 2006

United States Securities and Exchange Commission

Division of Corporate Finance

450 Fifth Street, N.W.

Washington, D.C. 20549

To Whom It May Concern:

We have read Item (a)(ii) to Form 8-K dated April 10, 2006 of Rockelle Corp. and are in agreement with the statements contained therein. Our review report expressed a going concern. We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K.

Very truly yours,

/s/ Weisberg, Mole, Krantz and Goldfarb, LLP